EXHIBIT 10.7

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of the 16th day of September, 2011 by and between Aspen University Inc., a Delaware corporation (the “Company”), and Higher Education Management Group, Inc. (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant is willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1.           Engagement.  The Company hereby engages and retains the Consultant and the Consultant hereby agrees to render services upon the terms and conditions hereinafter set forth.

2.           Term.  The term of this Agreement (the “Term”) shall commence on the date of this Agreement and shall continue for a period of two (2) years, unless sooner terminated in accordance with the provisions of Section 6.

3.           Services.  During the Term, the Consultant shall use good faith efforts to make himself reasonably available to consult with the Company on educational matters related to accreditation (the “Services”) upon the written request of the Company; provided, however, the Consultant shall not be required to perform Services for more than (i) 20 hours per calendar month, (ii) 10 hours in any one (1) week, or (iii) 8 hours in any one (1) day.  The Company shall use good faith efforts to provide Consultant with reasonable prior written notice of its need for Consultant’s Services and acknowledges that Consultant will have other business interests and activities and will not always be available to provide Services on the days or according to the schedule desired by Company.  Consultant shall perform such Services from his home office or from such other location as shall be acceptable to Consultant in his sole discretion.  Consultant shall report to the Company’s CEO, who shall be Consultant’s principal contact at the Company in regard to the Services.  Consultant shall perform the Services in a diligent and competent manner. All services shall to be performed by the Consultant under this Agreement shall be performed by Patrick Spada (“Spada”).

4.           Compensation and Expenses.

(a)           Compensation.  During the Term, the Company shall pay the Consultant a monthly fee of $11,666.67 for services provided hereunder.  Notwithstanding the preceding, (i) $151,666.67, constituting the first 13 months’ fees, shall be paid to Consultant in advance on the date of the execution and delivery of this Agreement, and (ii) the monthly fee shall be paid in advance to Consultant on the first day of each month commencing on the 14th month. Such fees shall be due and payable in full and Company shall not receive a refund or credit if Company does not use Consultant’s Services for 20 hours in any one month, provided that such failure is not due to Consultant’s refusal to provide the Services as required hereunder.

Notwithstanding anything contained herein to the contrary, the Consultant hereby agrees to allow the Company to offset amounts due the Consultant under this Agreement as follows: (i) $2,000 per month with respect to monthly payments commencing in the 14th month, and (ii) $2,793 with respect to the payment due on the 24th month of this Agreement, for a total of $22,793. These offsets arose from that certain loan from the Company to Spada, who is the sole shareholder of the Consultant, and are in accordance with that certain agreement dated as of the date of this Agreement by and among the Company, the Consultant, and Spada.

(b)           Records.  The Consultant shall maintain a monthly time sheet detailing the tasks performed by the Consultant and time spent on such tasks.  Within ten (10) business days of a written request by the Company for a copy of any such time sheet, the Consultant shall provide a copy of such time sheet to the Company.

(c)           Expenses.  If approved in advance by the Company, the Company shall reimburse travel and other expenses and costs incurred by Consultant in the performance of Services.  All approved expenses shall be reimbursed by the Company within fifteen (15) days of being submitted to the Company by Consultant.

5.           Independent Contractor Relationship.

(a)           The Consultant acknowledges that the Consultant is an independent contractor and not an employee of the Company, and that the Consultant is not the legal representative or agent of the Company. Consultant does not have the power to obligate the Company for any purpose other than specifically provided in this Agreement.  The Consultant further acknowledges that the scope of his engagement hereunder does not include any supervisory responsibilities with respect to the Company’s personnel. The Consultant expressly acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on, and circumscribed by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

(b)           The Company shall carry no worker’s compensation insurance or any health or accident insurance to cover the Consultant or his employees.  The Company shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.  Neither the Consultant nor his employees shall be entitled to medical coverage, life insurance or to participation in any current or future Company pension plan.

(c)           The Company, to the extent applicable, shall issue the Consultant a Form 1099 for all payments made hereunder.  All taxes, withholding and the like on any and all amounts paid under this Agreement shall be the Consultant’s responsibility. The Consultant agrees that the Consultant shall indemnify and hold the Company, its employees, affiliates, and agents, harmless from and against any judgments, fines, costs, or fees associated with such payments hereunder.

6.           Termination.

(a)           This Agreement shall automatically terminate on the date that the Consultant first publicly sells any shares of Aspen common stock.

(b)           Consultant shall have the right to terminate this Agreement through ninety (90) days notice to Company at any time after the first anniversary of this Agreement.

(c)           Notwithstanding the preceding, the Company shall have the right to terminate this Agreement immediately if Consultant willfully breaches Section 7 and fails to cure any such breach within thirty (30) days of receiving written notice of such breach from the Company.

(d)           Upon termination of this Agreement, the Consultant shall only be entitled to receive any compensation earned and any expenses incurred in accordance with this Agreement though the effective date of termination.  Any and all other rights granted to the Consultant under this Agreement shall terminate as of the date of such termination.

7.           Confidentiality; Non-Competition and Non-Solicitation.  Consultant’s performance of Services shall be covered by the amended and restated Non-Disclosure, Non-Competition, and Non-Solicitation Agreement entered into between Consultant and Company on or about the date hereof (the “Amended Non-compete”).

8.           Equitable Relief.  The Company and the Consultant recognize that the Services to be rendered under this Agreement by the Consultant are special, unique and of extraordinary character, and that in the event of the breach by the Consultant of the terms and conditions of this Agreement or if the Consultant shall take any action in violation of Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Consultant from breaching the provisions of Section 7.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

9.           Survival.  Sections 6(d) and 7 through 18 shall survive termination of this Agreement.

10.           Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  The Consultant’s obligations hereunder may not be assigned or alienated without the prior written consent of the Company and any attempt to do so by the Consultant will be void.

11.           Severability.  If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included. If any restriction set forth in this Agreement is deemed unreasonable in scope, it is the parties’ intent that it shall be construed in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure the Company the benefits of this Agreement.

12.           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar national overnight delivery service that provides a delivery receipt, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

To the Company:	To the Consultant:

Aspen University Inc.	Higher Education Management Group, Inc.
224 West 30th Street	144 Vista Drive
Suite 604	Cedar Knolls, NJ 07927
New York, NY 10001	Attn: Mr. Patrick Spada
Attn: Mr. Michael Mathews

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

14.           Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

15.           Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, and the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New Jersey without regard to choice of law considerations.

16.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

17.           Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

18.           Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date and year first above written.

COMPANY:

Aspen University Inc.

By:	/s/ Michael Mathews
Michael Mathews, Chief Executive Officer

CONSULTANT:

Higher Education Management Group, Inc.

By:	/s/ Patrick Spada
Patrick Spada, President